UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A-4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PENNFED FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	22-3297339
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

622 Eagle Rock Avenue, West Orange, New Jersey	07052-2989
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Purchase Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement on Form 8-A of PennFed Financial Services, Inc., a Maryland corporation, as successor by merger to PennFed Financial Services, Inc., a Delaware corporation, for registration of Stock Purchase Rights, dated March 26, 1996 and amended on Form 8-A/A filed on February 11, 1998, Form 8-A/A-2 filed on October 14, 1998 and Form 8-A/A filed on March 1, 2004 (the “Registration Statement”), is hereby amended to add the following at the end of such Item:

“On November 2, 2006, the Company and New York Community Bancorp, Inc. (“NYCB”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) under which the Company will be merged with and into NYCB (the “Merger”). As required by the Merger Agreement, effective November 2, 2006, the Company entered into an amendment to the Rights Agreement. The amendment exempts NYCB from being deemed an “Acquiring Person” under the Rights Agreement because of the Merger Agreement and the transactions contemplated thereby, provides that neither a “Stock Acquisition Date” nor a “Flip-in Date” will occur under the Rights Agreement as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, and provides that the Rights will expire and the Rights Agreement will terminate immediately prior to the effective time of the Merger.”

Item 2. Exhibits.

Item 2 of the Registration Statement is amended to add an Exhibit (5), as follows:

Exhibit No.	Description

(5)	Amendment No. Five to the Stockholder Protection Rights Agreement, dated as of March 21, 1996 and as thereafter amended, between the Company and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on November 8, 2006 (File No. 0-24040) and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PENNFED FINANCIAL SERVICES, INC.

Date: November 8, 2006	By:	/s/ Joseph L. LaMonica
Joseph L. LaMonica President and Chief Executive Officer